Exhibit 10.4

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS IT HAS BEEN REGISTERED UNDER SUCH ACT AND ALL SUCH APPLICABLE LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

DYNTEK, INC.

SECURED PROMISSORY NOTE

$[ ]	October 26, 2005

For value received, DynTek, Inc., a Delaware corporation (the “Company”), hereby promises to pay to [                  ] or registered assigns (hereinafter referred to as the “Payee”), on or before December 31, 2006 (the “Maturity Date”), the principal sum of [                  ] or such part thereof as then remains unpaid, and to pay interest from the date hereof on the whole amount of said principal sum remaining unpaid until March, 1, 2006 at the rate of twelve percent (12%) per annum, from March 1, 2006 until April 1, 2006 at the rate of fourteen percent (14%) per annum, from April 1, 2006 until May 1, 2006 at the rate of sixteen percent (16%) per annum, from May 1, 2006 until June 1, 2006 at the rate of eighteen percent (18%) per annum and from June 1, 2006 until the Maturity Date at the rate of twenty percent (20%) per annum; provided, however, the rate of interest payable under this Note from time to time shall in no event exceed the maximum rate, if any, permissible under applicable law.  Principal and interest shall be payable in lawful money of the United States of America, in immediately available funds, at the principal office of the Payee or at such other place as the legal holder may designate from time to time in writing to the Company.  Interest shall be computed on the basis of a 360-day year and a thirty (30) day month.  Notwithstanding any other provision of this Note, the holder hereof does not intend to charge and the Company shall not be required to pay any interest or other fees or charges in excess of the maximum permitted by applicable law; any payments in excess of such maximum shall be refunded to the Company or credited to reduce principal hereunder.

This Note is issued as one of the secured promissory notes (the “Notes”) issued pursuant to, and is entitled to the benefits of, that certain Note Purchase Agreement, dated as of October 26, 2005, between the Company and the Persons (the “Purchasers”) listed in the Schedule of Purchasers attached as Schedule I thereto (as the same may be amended from time to time, hereinafter referred to as the “Agreement”), and each holder of this Note, by his acceptance hereof, agrees to be bound by the provisions of the Agreement.

As further provided in the Agreement, upon surrender of this Note for transfer or exchange, a new Note or new Notes of the same tenor dated the date to which interest has been paid on the surrendered Note and in an aggregate principal amount equal to the unpaid principal amount of the Note so surrendered will be issued to, and registered in the name of, the transferee or transferees.  The Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes.

In case any payment herein provided for shall not be paid when due, the Company promises to pay all cost of collection, including all reasonable attorney’s fees.

This Note shall be governed by, and construed in accordance with, the laws of the State of California without regard for conflicts of laws or choice of laws principles.

This Note is secured by and entitled to the benefits of a certain Security and Pledge Agreement (as that term is defined in the Agreement), dated October 26, 2005, from the Company to the Purchasers.

The Company and all endorsers and guarantors of this Note hereby waive presentment, demand, notice of nonpayment, protest and all other demands and notices in connection with the delivery, acceptance, performance or enforcement of this Note.

DYNTEK, INC.

By
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